                                     [LOGO]

                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 28, 1995

TO THE SHAREHOLDERS:

    Please take notice that the Annual Meeting of the Shareholders of 3Com Corporation, a California corporation (the "Company"), will be held on Thursday, September 28, 1995, at 10:30 a.m. at the Company's facility at 5400 Bayfront Plaza, Santa Clara, California for the following purposes:

    1.  To elect four (4) Class I directors to hold office for a two-year term.

    2. To approve an increase in the share reserve under the Company's 1984 Employee Stock Purchase Plan by 3,000,000 shares.

    3. To approve an increase in the share reserve under the Company's Restricted Stock Plan by 250,000 shares.

    4. To ratify and approve administrative amendments regarding the granting of options under the Company's Director Stock Option Plan.

    5. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending May 31, 1996.

    6.  To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on July 31, 1995 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          MARK D. MICHAEL
                                          SECRETARY
IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Santa Clara, California
August 22, 1995

                                3COM CORPORATION
               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 28, 1995

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

GENERAL INFORMATION........................................................................................           1

ELECTION OF DIRECTORS......................................................................................           3

EXECUTIVE COMPENSATION AND OTHER MATTERS...................................................................           6
    Executive Compensation.................................................................................           6
    Employment and Change of Control Arrangements..........................................................           8
    Compensation of Directors..............................................................................           8
    Compensation Committee Interlocks and Insider Participation............................................           8
    Compliance with Section 16(a) of the Securities Exchange Act of 1934...................................           8
    Changes to Benefit Plans...............................................................................           9

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.............................................          10
    Summary of Compensation Policies for Executive Officers................................................          10

COMPARISON OF SHAREHOLDER RETURN...........................................................................          13

PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE UNDER THE 3COM CORPORATION 1984 EMPLOYEE STOCK
 PURCHASE PLAN BY 3,000,000 SHARES.........................................................................          14
    Summary of Provisions of the 1984 Purchase Plan........................................................          14
    Summary of United States Federal Income Tax Consequences
     of the 1984 Purchase Plan.............................................................................          15
    Vote Required and Board of Directors' Recommendation...................................................          16

PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE UNDER THE 3COM CORPORATION RESTRICTED STOCK PLAN BY
 250,000 SHARES............................................................................................          16
    Summary of Provisions of the Restricted Stock Plan.....................................................          16
    Vote Required and Board of Directors' Recommendation...................................................          17

PROPOSAL TO RATIFY AND APPROVE ADMINISTRATIVE AMENDMENTS REGARDING THE NUMBER OF SHARES SUBJECT TO OPTIONS
 GRANTED UNDER THE DIRECTOR STOCK OPTION PLAN..............................................................          18
    Summary of Provisions of the Director Plan.............................................................          18
    Summary of United States Federal Income Tax Consequences of the Director Plan..........................          19
    Vote Required and Board of Directors' Recommendation...................................................          20

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................          20

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING...............................................          21

TRANSACTION OF OTHER BUSINESS..............................................................................          21

                                3COM CORPORATION
                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145
                                PROXY STATEMENT

    The accompanying proxy is solicited by the Board of Directors of 3Com Corporation, a California corporation (the "Company" or "3Com"), for use at the Annual Meeting of Shareholders to be held on Thursday, September 28, 1995, at 10:30 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at the Company's facility at 5400 Bayfront Plaza, Santa Clara, California. The Company's telephone number is (408) 764-5000. The date of this Proxy Statement is August 22, 1995, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

    ANNUAL REPORT. An annual report for the fiscal year ended May 31, 1995 is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only shareholders of record as of the close of business on July 31, 1995 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 72,673,221 shares of Common Stock of the Company issued and outstanding. On July 24, 1995, the Company announced a 2 for 1 stock split (payable in the form of a stock dividend) on each outstanding share to holders of record on August 4, 1995. The stock-related numbers in this proxy statement predate the stock split and do not reflect it.

    Each holder of shares of Common Stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of stock held. Stockholders may vote in person or by proxy. The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting shareholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of shareholders and institutional investors. The estimated fee for such services, which is not contingent upon the outcome of the voting, is $6,000, plus out-of-pocket expenses.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted for all nominees and in favor of the proposals. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of July 31, 1995, with respect to the beneficial ownership of the Company's

Common Stock by (i) each director and director-nominee of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of May 31, 1995, and (iii) all executive officers and directors of the Company as a group.

                                                        AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP   PERCENT OF COMMON
                        NAME                                    (1)            STOCK OUTSTANDING
-----------------------------------------------------  ----------------------  -----------------
James L. Barksdale                                                60,000               *
Gordon A. Campbell                                                32,000               *
David W. Dorman                                                   20,000               *
Jean-Louis Gassee                                                 30,000               *
Stephen C. Johnson                                               112,000               *
Philip C. Kantz                                                   61,502               *
William F. Zuendt                                                166,000               *
Eric A. Benhamou                                                 699,285               *
Robert J. Finocchio, Jr.                                         208,776               *
Douglas C. Spreng                                                160,635               *
Ralph B. Godfrey                                                  36,700               *
Alan J. Kessler                                                   83,460               *
All directors and executive officers
 as a group (17 persons)                                       2,229,744                3.1%

------------------------
 *   Less than 1%.
(1) To the Company's knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
     On July 24, 1995, the Company announced a 2 for 1 stock split on the shares outstanding on August 4, 1995. This table reflects share ownership prior to the announced stock split.

     Includes shares of the Company's Common Stock issuable pursuant to options exercisable within 60 days of July 31, 1995, including options to acquire 60,000 shares of the Company's Common Stock held by Mr. Barksdale, options to acquire 32,000 shares held by Mr. Campbell, options to acquire 20,000 shares held by Mr. Dorman, options to acquire 30,000 shares held by Mr. Gassee, options to acquire 84,000 shares held by Mr. Johnson, options to acquire 51,974 shares held by Mr. Kantz, options to acquire 94,000 shares held by Mr. Zuendt, options to acquire 489,792 shares held by Mr. Benhamou, options to acquire 177,261 shares held by Mr. Finocchio, options to acquire 154,340 shares held by Mr. Spreng, options to acquire 24,116 shares held by Mr. Godfrey, options to acquire 83,460 shares held by Mr. Kessler, and options to acquire an aggregate of 1,815,896 shares of the Company's Common Stock held by directors and executive officers of the Company as a group.

    The following table sets forth certain information, as of July 31, 1995, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company.

                                              AMOUNT AND NATURE OF
                                              BENEFICIAL OWNERSHIP   PERCENT OF COMMON
             NAME AND ADDRESS                         (1)            STOCK OUTSTANDING
-------------------------------------------  ----------------------  -----------------
FMR Corporation                                      9,791,690               13.5%
82 Devonshire Street
Boston, MA 02109
Investors Research Corporation                       6,600,000                9.1%
4500 Main Street
Kansas City, MO 64111

------------------------
(1) To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. This information is based upon a review of Schedule 13G filings made with the SEC during 1995.

     On July 24, 1995, the Company announced a 2 for 1 stock split on the shares outstanding on August 4, 1995. This table reflects share ownership prior to the announced stock split.

                             ELECTION OF DIRECTORS

    The number of directors authorized by the Company's By-Laws is a range of from 6 to 11, with the exact number to be fixed by the Board. The exact number is currently fixed at 8. The Company's By-Laws provide that the directors shall be divided into two classes, as nearly equal in number as possible, with the classes of directors serving for staggered two-year terms. The four Class I directors to be elected at the 1995 Annual Meeting are to be elected to hold office until the 1997 annual meeting and until their successors have been elected and qualified.

    The nominees for election at the Annual Meeting of Shareholders to Class I of the Board of Directors are Mr. Dorman, Mr. Gassee, Mr. Johnson and Mr. Zuendt. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

    If a quorum is present and voting at the Annual Meeting, the four nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority (i.e., "broker non-votes"), will be counted as present for purposes of determining if a quorum is present.

    The following table sets forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of the Company.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 1997

                                                   PRINCIPAL OCCUPATION                                          DIRECTOR
         NAME                                     DURING PAST FIVE YEARS                               AGE         SINCE
-----------------------  ------------------------------------------------------------------------      ---      -----------
David W. Dorman          Mr. Dorman has been President and Chief Executive Officer of Pacific              41         1995
                         Bell Corporation since July 1994. Prior to that, he was associated with
                         US Sprint Corporation for 13 years, during which time he held several management positions, most recently as President of Sprint Business
                         Services from 1993 to 1994.
Jean-Louis Gassee        Mr. Gassee is the Chairman of the Board and Chief Executive Officer of            51         1993
                         Be Incorporated, a personal computing technology company in the development stage, which he founded in October 1990. Previously, Mr.
                         Gassee held several management positions with Apple Computer, Inc.
                         ("Apple") for 10 years, most recently serving as the President of Apple
                         Products, the research and development and manufacturing division of
                         Apple. Prior to joining Apple, Mr. Gassee was President and General
                         Manager of the French subsidiary of Exxon Corp., held several management positions with Data General Corporation, and spent six years at
                         Hewlett-Packard Company. Mr. Gassee is currently also a member of the board of directors of Cray Computer, Electronics For Imaging, Inc. and
                         LaserMaster Technologies, Inc.

                                                   PRINCIPAL OCCUPATION                                          DIRECTOR
         NAME                                     DURING PAST FIVE YEARS                               AGE         SINCE
-----------------------  ------------------------------------------------------------------------      ---      -----------
Stephen C. Johnson       Mr. Johnson was a founder and has been President and Chief Executive              53         1989
                         Officer of Komag, Incorporated, a manufacturer of Winchester disk media, since 1983. Mr. Johnson served as a director of the Company from June
                         1982 to September 1987; he stepped down from the Board when the Company combined with Bridge Communications, Inc. and returned to the Board in
                         1989. Mr. Johnson also serves as a director of Komag, Incorporated and
                         Uniphase Corporation.
William F. Zuendt        Mr. Zuendt is President of Wells Fargo & Company, a bank holding                  48         1988
                         company, and of Wells Fargo Bank. He joined Wells Fargo in 1973. Mr.
                         Zuendt is also a director of Wells Fargo & Company, and MasterCard
                         International and a trustee of Golden Gate University.

INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 1996

                                                    PRINCIPAL OCCUPATION                                          DIRECTOR
          NAME                                     DURING PAST FIVE YEARS                               AGE         SINCE
------------------------  ------------------------------------------------------------------------      ---      -----------
James L. Barksdale        Mr. Barksdale has been the President, CEO and a director of Netscape              52         1987
                          Communications Corporation since January 1995. Previously, Mr. Barksdale had been President and Chief Executive Officer of AT&T Wireless Services
                          since September 1994. Prior to September 1994, Mr. Barksdale had been employed as the President and Chief Operating Officer of McCaw Cellular
                          Communications, Inc. since January 1992 and by Federal Express
                          Corporation since 1979. Mr. Barksdale served as a director of Bridge
                          Communications, Inc. from April 1986 until that company combined with the Company in 1987. Mr. Barksdale also serves as a director of The
                          Promus Companies, Inc.
Eric A. Benhamou          Mr. Benhamou has been President and Chief Executive Officer of the                39         1990
                          Company since April 1990 and September 1990, respectively. Mr. Benhamou became Chairman of the Board of Directors of the Company in July 1994.
                          Mr. Benhamou served as the Company's Chief Operating Officer from April
                          1990 to September 1990. From October 1987 through April 1990, Mr.
                          Benhamou held various general management positions within the Company.
                          Prior to that, Mr. Benhamou was one of the founders of Bridge
                          Communications, Inc. in September 1981, and held various executive positions in that company in the fields of engineering and product development, most recently as Vice President, Engineering, until that company combined with the Company in September 1987. Mr. Benhamou serves as a director of Cypress Semiconductor, Inc., Legato Systems, Inc. and
                          Smart Valley, Inc.

                                                    PRINCIPAL OCCUPATION                                          DIRECTOR
          NAME                                     DURING PAST FIVE YEARS                               AGE         SINCE
------------------------  ------------------------------------------------------------------------      ---      -----------
Gordon A. Campbell        Mr. Campbell was a founder and since 1993 has been President and                  51         1990
                          Chairman of the Board of Techfarm, Inc., a company formed to launch technology based start-up companies. Mr. Campbell was a founder of Chips and Technologies, Inc. ("Chips"), a company that designs and distributes very large scale integrated circuit products, and has served as a director of Chips since December 1984 and as Chairman of the Board of
                          Chips since 1993. Mr. Campbell also served as the President and Chief
                          Executive Officer of Chips from January 1985 to July 1993. Mr. Campbell was also a founder of Seeq Technology, Inc., and, from January 1981 to
                          October 1984, he served as that company's President and Chief Executive
                          Officer. Mr. Campbell also serves as a director of Bell Microproducts,
                          Inc., Reply Corporation and Scotts Valley Instruments, Inc. and as
                          Chairman of the Board of Exponential Technology, Inc., Summit Systems,
                          3D/fx Interactive Inc. and Absolute Time Corporation.
Philip C. Kantz           Mr. Kantz has served President and Chief Executive Officer of The                 51         1992
                          Sandros Enterprise, a privately held business and management consulting firm, since February 1995. Previously, he was President, Chief Executive
                          Officer and a director of Transcisco Industries, Inc., an industrial services company, from February 1994 to January 1995. From October 1992 through September 1993, Mr. Kantz served as President and Chief
                          Executive Officer of Genetrix, Inc., a biotechnology services company.
                          Mr. Kantz was President and Chief Executive Officer of Itel Containers
                          International Corporation from 1988 through 1991. Previously, Mr. Kantz was President of Transportation and Industrial Funding Corporation and
                          Senior Vice President and General Manager of GE Capital from 1986 to
                          1988. In 1988, Mr. Kantz instigated the start up of an integrated waste management corporation, Mine Reclamation Corporation, and currently serves as Chairman of that company's board of directors. Mr. Kantz also serves as a director of Blue Cross of California, Falcon Building
                          Products, Inc., Genetrix, Inc. and Trans Ocean Ltd.

    During the fiscal year ended May 31, 1995, the Board held seven (7) meetings. Other than Mr. Barksdale, who attended five meetings of the Board, no director listed above who served on the Board in fiscal year 1995 attended fewer than 75% of the meetings of the Board and the committee on which he served. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.

    During the fiscal year ended May 31, 1995, the Company's Audit Committee met four (4) times. Its current members are Stephen C. Johnson and William F. Zuendt. The Audit Committee makes recommendations to the Board regarding engagement of the Company's independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of the Company's internal audit department, and reviews and evaluates the Company's accounting systems, financial controls and financial personnel.

    During the fiscal year ended May 31, 1995, the Compensation Committee met five (5) times. Its current members are Gordon A. Campbell and Philip C. Kantz. Eric A. Benhamou serves as an EX OFFICIO member of the Compensation Committee. The Compensation Committee reviews salaries and other compensation arrangements for officers and other key employees of the Company, reviews the administration of the Company's stock option and stock purchase plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Compensation Committee Interlocks and Insider Participation."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of May 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                                                       AWARDS
                                                        ANNUAL COMPENSATION         -------------
                                                 ---------------------------------   SECURITIES
                   NAME AND                       FISCAL                             UNDERLYING        ALL OTHER
              PRINCIPAL POSITION                   YEAR       SALARY     BONUS (1)     OPTIONS     COMPENSATION (2)
-----------------------------------------------  ---------  -----------  ---------  -------------  -----------------
Eric A. Benhamou                                      1995  $   472,085  $  49,433       145,600       $     682
 President and Chief                                  1994      451,629     25,372       200,000             572
 Executive Officer                                    1993      375,000     22,966       220,060             447
Robert J. Finocchio, Jr.                              1995      338,335     35,423        87,360             587
 Executive Vice President                             1994      318,499     18,599       120,000             629
 Network Systems Operations                           1993      300,000     18,373       139,920             519
Douglas C. Spreng                                     1995      311,918     32,674        87,360           1,492
 Vice President and General Manager Network           1994      272,664     15,890       120,000           1,068
 Adapter Division                                     1993      225,457     13,780        20,000             615
Ralph B. Godfrey                                      1995      330,778      1,461        43,680             988
 Vice President                                       1994      324,404          0        18,000             302
 Channel Sales, Americas (3)                          1993      278,270          0        31,260             750
Alan J. Kessler                                       1995      297,597      1,308        43,680             158
 Vice President, Systems Sales North America          1994      169,752     13,252       100,000             162
 (4)                                                  1993      191,814     12,084        37,100             215

------------------------
(1) Amount shown includes payments made under the Company-wide profit-sharing plan known as 3SHARE. Under that plan, the Company distributed approximately six percent (6%), six percent (6%) and eight percent (8%) of its income before taxes in fiscal 1995, 1994 and 1993, respectively, after adjustments for certain unusual or non-recurring income or expense items. The distributions were determined and paid at six month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. In fiscal 1995, amount shown also includes a Company-wide cash bonus in an amount equal to two days salary.
(2)  Represents life insurance premiums.
(3) Mr. Godfrey's salary for 1995, 1994 and 1993 includes commission payments in the amount of $140,778, $148,864 and $103,270, respectively.
(4) Mr. Kessler's salary for 1995 and 1994 includes commission payments in the amount of $127,597 and $63,893, respectively.

    The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1995 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN FISCAL YEAR 1995

                                      NUMBER OF    % OF TOTAL                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                     SECURITIES      OPTIONS                                   ANNUAL RATES OF STOCK PRICE
                                     UNDERLYING      GRANTED      EXERCISE                   APPRECIATION FOR OPTION TERM (3)
                                       OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION  --------------------------------------
               NAME                  GRANTED (1)   FISCAL 1995    SHARE (2)      DATE             5%                 10%
-----------------------------------  -----------  -------------  -----------  ----------  ------------------  ------------------
Eric A. Benhamou                        145,600         4.29%     $   26.42     06-01-04  $        1,948,741  $        5,381,766
Robert J. Finocchio, Jr.                 87,360         2.58%         26.42     06-01-04           1,169,245           3,229,060
Douglas C. Spreng                        87,360         2.58%         26.42     06-01-04           1,169,245           3,229,060
Ralph B. Godfrey                         43,680         1.29%         26.42     06-01-04             584,622           1,614,530
Alan J. Kessler                          43,680         1.29%         26.42     06-01-04             584,622           1,614,530
All Shareholders (4)                        N/A          N/A            N/A          N/A       2,786,494,077       7,061,523,084

------------------------
(1) All of the above options are subject to the terms of the Company's 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. The options granted to each officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by the Company.

(2) All options were granted at an exercise price equal to the average of the fair market values of the Company's Common Stock over a period of ten trading days beginning on July 11, 1994 and ending on July 22, 1994.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. No gain to an optionee is possible without an increase in stock price, which will benefit all shareholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period.

(4) Represents potential appreciation in aggregate shareholder value at the assumed annual rates of stock price appreciation over a ten-year period beginning May 31, 1995 based on the number of shares then outstanding, and using as a base value the $64 per share closing price of 3Com common stock on that date.

    The following table provides the specified information concerning option exercises during fiscal year 1995 and the exercisable and unexercisable options held as of May 31, 1995, by the persons named in the Summary Compensation Table:

                     AGGREGATED OPTION EXERCISES IN FISCAL
                      YEAR 1995 AND YEAR-END OPTION VALUES

                                                                                                  VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED              IN-THE-MONEY
                                       SHARES                        OPTIONS AT 5/31/95          OPTIONS AT 5/31/95 (1)
                                     ACQUIRED ON      VALUE      --------------------------  ------------------------------
               NAME                   EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------------------  -----------  -------------  -----------  -------------  --------------  --------------
Eric A. Benhamou                        140,000   $   5,699,060     378,377        445,697   $   21,899,078  $   21,868,927
Robert J. Finocchio, Jr.                210,000       8,334,791      90,441        272,755        5,037,453      13,432,024
Douglas C. Spreng                        45,000       1,996,938      79,166        233,194        4,366,368      11,096,767
Ralph B. Godfrey                         85,000       3,679,985       9,777         65,285          519,411       2,821,836
Alan J. Kessler                          92,693       2,468,238      47,515        143,980        2,841,991       6,943,983

------------------------
(1) Based on a fair market value of $64.00 per share as of May 31, 1995, the closing sale price of the Company's Common Stock on that date as reported by the NASDAQ National Market System.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Options granted under the 1983 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1983 Option Plan.

    Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of the Company where the Company is not the survivor or upon the sale of substantially all of the assets of the Company.

COMPENSATION OF DIRECTORS

    Members of the Board who are not employees of the Company received an annual retainer during fiscal 1995 as follows: Audit Committee members $13,750, Compensation Committee members $13,750, others $9,750; plus reimbursement of travel expenses for travel by members of the Board who reside out of the local area.

    Outside directors receive options to purchase Common Stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Director"), with a maximum of 30,000 shares to be subject to each such option (40,000 shares for the Chairman of the Board). In addition, each Outside Director is automatically granted an option to purchase shares of the Company's Common Stock upon becoming a member of the Audit or Compensation Committee, with a maximum of 12,000 shares to be subject to each such option. The actual number of shares to be subject to the options granted for Board and committee service are established by the committee administering the Plan. For the fiscal year ended May 31, 1995, the options granted to Outside Directors for service on the Board of Directors were set at 20,000 shares, and 12,000 shares for service on Board committees. All options have a five year term, are immediately exercisable and vest over two years so long as the option holder continues to serve on the Board or the Committee. An additional option to purchase the number of shares of the Company's Common Stock then established by the committee is automatically granted to each Outside Director following the vesting in full of the option previously received.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1995, Messrs. Campbell, Hancock and Kantz served as members of the Compensation Committee of the Company's Board of Directors. Mr. Hancock resigned from the Company's Board of Directors in April 1995. The Board has not yet filled the vacancy on the Compensation Committee created by Mr. Hancock's resignation from the Board of Directors.

    In October 1993, the Company invested approximately $2 million to purchase stock in a company (the "subsidiary") founded and controlled by a corporation of which Mr. Campbell is the controlling shareholder, Chairman of the Board and President. In October 1994, the Company bought all remaining stock in the subsidiary from Mr. Campbell's company at a price of $2.2 million, and the Company became the sole owner of the subsidiary. During the intervening year, the Company paid the subsidiary approximately $1.0 million under an arms-length agreement for the Company to buy products and provide related funding. Mr. Campbell served as acting Chief Executive Officer and a member of the Board of Directors of the subsidiary during that year, and the subsidiary paid Mr. Campbell's company a $15,000 per month management fee, plus reimbursement of costs.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with during 1994.

CHANGES TO BENEFIT PLANS

    The Company has proposed an amendment to increase the share reserve under its 1984 Employee Stock Purchase Plan (the "1984 Purchase Plan") by 3,000,000 shares. Non-employee directors are not eligible to participate in the 1984 Purchase Plan.

    The Company has also proposed an amendment to increase the share reserve under its Restricted Stock Plan (the "Restricted Stock Plan") by 250,000 shares. Non-employee directors are not eligible to participate in the Restricted Stock Plan.

    The Company has also proposed certain administrative amendments to the Director Stock Option Plan (the "Director Plan"). Only non-employee directors are eligible to participate in the Director Plan.

    The following table sets forth the number of shares purchased during fiscal 1995 under the 1984 Purchase Plan, and the number of shares that are expected to be subject to options to be granted under the Director Plan during fiscal 1996, by, (1) the persons named in the Summary Compensation Table; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all officers who are not executive officers, as a group. No grants of restricted stock were made during fiscal 1995 under the Restricted Stock Plan. Purchases under the 1984 Purchase Plan are made at the discretion of the individual employees and grants under the Restricted Stock Plan are made at the discretion of the Board of Directors. Accordingly, future purchases under the 1984 Purchase Plan and future grants under the Restricted Stock Plan are not yet determinable.

                            NEW PLAN BENEFITS TABLE

                                                                                                        DIRECTOR
                                                                            1984 PURCHASE PLAN        STOCK OPTION
                                                                      ------------------------------      PLAN
                                                                       PURCHASE PRICE                 -------------
                                                                      (WEIGHTED AVERAGE   NUMBER OF     NUMBER OF
                         NAME AND POSITION                               PER SHARE)        SHARES      SHARES (1)
--------------------------------------------------------------------  -----------------  -----------  -------------
Eric A. Benhamou                                                          $   12.64           3,489           N/A
 President and Chief Executive Officer
Robert J. Finocchio, Jr.                                                      12.64           2,651           N/A
 Executive Vice President, Network Systems Operations
Ralph B. Godfrey                                                              12.64           2,604           N/A
 Vice President, Channel Sales, Americas
Douglas C. Spreng                                                             11.82           2,069           N/A
 Vice President and General Manager
 Network Adapter Division
Alan J. Kessler                                                                0.00               0           N/A
 Vice President, Systems Sales -- North America
Executive Group (10 persons)                                                  14.44          17,727           N/A
Non-Executive Director Group (7 persons)                                        N/A             N/A        60,000
Non-Executive Officer Employee Group                                          14.81         642,443           N/A

------------------------
(1) All options granted under the Director Plan will have an exercise price equal to the fair market value on the date of grant. Assumes grants of standard options under the Director Plan to Messrs. Dorman, Gassee and Barksdale.

     On July 24, 1995, the Company announced a 2 for 1 stock split on the shares outstanding on August 4, 1995. For consistency, all share numbers in this table are denominated in presplit amounts.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The goals of the Company's compensation program are to: (i) enable the Company to attract, retain and motivate highly-qualified employees and executive officers who contribute to the long-term success of the Company; (ii) align compensation with business objectives and performance; and, (iii) align incentives for executive officers with the interests of shareholders in maximizing shareholder value. The Company emphasizes pay for performance, cost-competitiveness and clarity in the communication of performance objectives. The Company annually reviews its compensation practices by comparing them to surveys of relevant competitors and sets objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing the Company in the global data networking market.

    The Company's compensation program for all employees includes both cash- and equity-based elements. Because equity-based compensation directly links the interests of management with the interests of our shareholders, equity-based compensation is the primary mechanism at the executive officer level for rewarding contribution to the short- and long-term success of the Company. Unlike many of its competitors, the Company does not have an individualized annual cash bonus plan and instead uses a risk-oriented, leveraged periodic grant of performance-based stock options to reward and motivate performance of the Company's executive officers.

    CASH COMPENSATION

    SALARY. The Company sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group including companies similar in size and business who compete with the Company in the recruitment and retention of senior personnel. Base pay is targeted at the 60th percentile of market on the basis of external salary data provided to the Company by independent surveys; individual salaries for each executive officer are set relative to this target based on sustained individual performance and contribution to the Company's results. Total compensation, including equity-based compensation, is targeted at the market average for comparable positions.

    CASH PROFIT-SHARING. Executive officers are eligible to participate in the Company's profit-sharing plan, known as 3SHARE. The Company reserves a varying percentage of its pre-tax profit for distribution to employees, based on the view that there should be no payout at low levels of profit and, as the Company achieves higher levels of profit, a larger percentage should be reserved for the employee profit sharing plan. Unusual or non-recurring income or expenses may be excluded in determining pre-tax profit for purposes of 3SHARE. In fiscal year 1995, 3SHARE was designed to yield approximately one month's additional salary to employees when the Company achieves seventeen to eighteen percent (17-18%) income before taxes. 3SHARE did not accrue below seven percent (7%) income before taxes. Under this plan the Company in fiscal year 1995 distributed approximately six percent (6%) of its income before taxes at six month intervals to all non-commissioned employees worldwide, including executive officers, with individual payments determined pro rata based on salary level.

    EQUITY-BASED COMPENSATION

    Options granted to executive officers are subject to vesting restrictions that lapse in annual increments to motivate recipients to stay with the Company. Performance options granted by the Company after the end of a fiscal year at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve the Company and the price of the Company's stock subsequently increases. Initial or "new-hire" options are granted to executive officers when they first join the Company. Thereafter, additional options are granted to each executive officer on an annual basis as an equity bonus if specified individual and Company performance goals are achieved ("performance options"). The relevant performance goals and the range of potential option grants are established and communicated at the beginning of each fiscal year. The amount of actual options granted reflect the percentage of the Company's and the officer's objectives that are realized.

    Based on its policy that equity-based compensation should be the primary method for aligning incentives with performance and shareholder value, the Company annually establishes performance goals and the range of potential option grants for each executive officer. The purpose of using performance options is to focus the efforts of executive officers on predetermined specific goals and objectives that are of critical importance to the Company.

    The performance options granted to the Company's executive officers in fiscal year 1995 were based upon the Company's success in attaining specific financial and operating objectives established for fiscal year 1994 relating to business process cycle time reduction initiatives, growth in the Company's internetworking business, operating income performance, revenue, and earnings per share. Performance options granted in fiscal year 1996 are based on the fiscal year 1995 goals and objectives which included: overall revenues, revenues from specific product lines, earnings per share, and operating income. Likewise, performance options may be granted to the Company's executive officers in fiscal year 1997 based upon their success in attaining specific financial and operating objectives established for fiscal year 1996 in the areas of overall revenues, specific product line revenues, and earnings per share.

    Each metric included in the objectives for a year is assigned a weight and a range of minimum, target and maximum results. The target size of the performance options offered to specific executive officers is intended to provide a total compensation opportunity equivalent to positions at the Company's competitors for available executive talent. Upon completion of the fiscal year, the Company computes the total weighted result of the fiscal year performance metrics and multiplies each executive officer's target grant amount by that weighted result to determine the recommended grant amount, if any. The performance options granted to the Company's executive officers in fiscal year 1996 are based upon the Company's success in meeting or exceeding its financial and operational targets for fiscal year 1995 in the areas described above.

    In designing executive compensation for fiscal year 1996, the Company retained an outside consultant to perform a comprehensive assessment of compensation for its Chief Executive Officer and to extend such methodology to other executive officers. The services rendered by the consultant to the Committee included surveying competitors' practices, assessing the mix of pay relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

    The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the 1983 Option Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under the Section, the Committee concluded that the Section should not reduce the tax deductions available to the Company and that no changes to the Company's compensation program were needed in this regard.

    CEO COMPENSATION

    The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base annual salary for fiscal year 1995 of $472,085 reflects his position, duties and responsibilities. The CEO's salary increase in fiscal year 1995 was based on the Compensation Committee's evaluation of his performance and the Company's performance. In addition, Mr. Benhamou received a small cash bonus, which bonus was paid to all employees. Under the provisions of the Company's profit-sharing plan, Mr. Benhamou was awarded $45,779. In fiscal year 1995, the Company's performance was measured against goals for total revenues, product line revenues, earnings per share and operating income. The performance option for 160,000 shares received by Mr. Benhamou in fiscal year 1996 was granted based on the Company's fiscal year 1995 results and the corresponding computation of weighted results for determination of the option grant amount.

                                          THE COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Gordon A. Campbell
                                          Philip C. Kantz

                        COMPARISON OF SHAREHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's High Tech Composite Index for the period commencing on May 31, 1990 and ending on May 31, 1995.

  Comparison of Cumulative Total Return From May 31, 1990 through May 31, 1995
                                      (1):
            3Com Corporation, Standard & Poor's 500 Stock Index and
                the Standard & Poor's High Tech Composite Index
     Comparison of Cumulative Total Return from May, 1990 Through May, 1995

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             3COM      S&P 500       S&P HIGH TECH COMPOSITE
1990             100        100                              100
1991              63        112                              100
1992              85        123                              101
1993             196        137                              116
1994             342        143                              131
1995             931        172                              188

------------------------
(1) Assumes that $100.00 was invested on May 31, 1990 in the Company's Common Stock and each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. On August 16, 1994, the Company effected a 2-for-1 stock split (payable in the form of a stock dividend) on each outstanding share. The Company's cumulative total return for the fiscal years prior to the stock split have been adjusted to take into account the stock split. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

              PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE
          UNDER THE 3COM CORPORATION 1984 EMPLOYEE STOCK PURCHASE PLAN
                              BY 3,000,000 SHARES

    The Board has approved an increase in the number of shares of Company Common Stock reserved under the 1984 Employee Stock Purchase Plan (the "1984 Purchase Plan") by 3,000,000 shares, and the shareholders are being asked to approve the same increase at the Annual Meeting. As of July 31, 1995, 629,275 shares of Common Stock (excluding the 3,000,000 shares now proposed for shareholder approval) were available for future purchases under the 1984 Purchase Plan. The Board believes that the adoption of this proposal is in the best interests of the Company for the reasons discussed below.

    The Company seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve the Company's profitability. The Company believes that the 1984 Purchase Plan plays an important role in achieving these objectives by encouraging broad employee stock ownership. The Company's primary incentive program is through equity compensation; the Company does not use any material form of cash bonus or cash incentive plan, other than profit sharing, for management or key engineering contributors, nor any form of cash incentive plan for other employees. This practice is fairly unique among the Company's competitors; most choose some form of cash bonus or cash/equity compensation mix. However, the Company believes that equity-based incentive programs for all employees help ensure a tight link between the interests of the shareholders and the interests of our employees, and enhance our ability to continue recruiting and retaining top talent. Management believes that the continued operation of the 1984 Purchase Plan necessitates an increase in the share reserve under the 1984 Purchase Plan.

SUMMARY OF PROVISIONS OF THE 1984 PURCHASE PLAN

    The summary of the 1984 Purchase Plan included in this Proxy Statement is qualified in its entirety by the specific language of the 1984 Purchase Plan, as amended. Copies of the 1984 Purchase Plan are available to any shareholder upon request addressed to Mark D. Michael, Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

    ADMINISTRATION AND SHARE RESERVE. The 1984 Purchase Plan is administered by the Board of Directors or a committee of the Board. Since its inception ten years ago, a total of 7,000,000 shares of the Company's Common Stock have been reserved for issuance under the 1984 Purchase Plan and 6,370,725 shares have been issued upon purchase as of July 31, 1995. This proposal seeks shareholder approval to increase the number of shares reserved for issuance under the 1984 Purchase Plan to 10,000,000 shares.

    ELIGIBILITY. Any employee of the Company or any present or future subsidiary corporation of the Company (including any officer or director who is also an employee) is eligible to participate in the 1984 Purchase Plan as long as the employee is customarily employed for at least 20 hours per week. No person who owns or holds options to purchase, or who as a result of participation in the 1984 Purchase Plan would own or hold options to purchase, 5% or more of the Company's Common Stock is entitled to participate in the 1984 Purchase Plan. As of May 31, 1995, approximately 1,837 employees participated in the 1984 Purchase Plan. All employees are eligible to participate in the 1984 Purchase Plan.

    PARTICIPATION IN AN OFFERING. Through April 1995, each offering of Common Stock under the 1984 Purchase Plan (an "Offering") was for a period of twenty-four months, with a new offering purchase period starting every six months. In July 1995, the Board amended the 1984 Purchase Plan to provide that each Offering commencing on or after October 1, 1995 will be for a period of six months. Offerings under the Plan commence on the first day of October and the first day of April of each year. Participation in the Plan is limited to eligible employees who authorize payroll deductions pursuant to the Plan. At present, such payroll deductions may not exceed 10% of base pay. Once an employee becomes a participant in the Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the 1984 Purchase Plan or the employee's employment terminates.

    PURCHASE PRICE. The purchase price per share at which the shares of the Company's Common Stock are sold under the 1984 Purchase Plan generally will be equal to 85% of the lesser of the fair market value of the Common Stock on (a) the first day of the applicable Offering period or (b) the last day of a six month purchase period.

    SHARES PURCHASED. The number of shares of the Company's Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the purchase price per share. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year. For this purpose, the fair market value of the Company's Common Stock purchased in a given Offering is determined as of the first day of that Offering. Furthermore, a participant may not purchase more than 1,000 shares in a single Offering, although this limit may be adjusted by the Board of Directors from time to time to reflect fluctuations in the fair market value of the Company's Common Stock to the extent permitted by law. Any cash not applied to the purchase of shares is returned to the participant except for cash insufficient to purchase a single share of the Company's Common Stock at the end of the Offering.

    WITHDRAWAL. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings.

    AMENDMENT OR TERMINATION. The Board of Directors may at any time amend or terminate the 1984 Purchase Plan, except that approval of the Company's shareholders within twelve months of the adoption of such amendment is required to increase the number of shares authorized for issuance under the Purchase Plan or to change the designation of corporations whose employees may purchase shares of the Company's Common Stock under the 1984 Purchase Plan. The 1984 Purchase Plan will terminate when all of the shares reserved for issuance under the 1984 Purchase Plan have been issued or when earlier terminated by the Board of Directors.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE 1984 PURCHASE
PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1984 Purchase Plan, and does not attempt to describe all potential tax consequences. Tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation from the described rules is applicable. Participants should consult their own tax advisors prior to the disposition of any shares of Common Stock acquired pursuant to the 1984 Purchase Plan.

    If a participant disposes of shares purchased under the 1984 Purchase Plan within two years from the first day of the Offering or within one year from the last day of the Offering (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the date the stock was purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months, otherwise it will be short-term.

    If the participant disposes of shares more than two years after the date the underlying right to purchase shares was granted and more than one year after the date the stock was purchased, the participant will realize ordinary income in the year of disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the Offering in which those shares were purchased. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

    If the participant still owns the shares at the time of death, the lesser of
(a) the excess of the fair market value of the shares on the date of death over the purchase price or (b) 15% of the fair market value of the shares on the first day of the Offering in which those shares were purchased, will constitute ordinary income in the year of death.

    The Company will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote.

    The Board believes that the proposed amendment to the 1984 Purchase Plan is in the best interest of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE SHARE RESERVE UNDER THE 3COM CORPORATION 1984 EMPLOYEE STOCK PURCHASE PLAN BY 3,000,000 SHARES.

              PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE
                UNDER THE 3COM CORPORATION RESTRICTED STOCK PLAN
                               BY 250,000 SHARES

    The Board has approved an increase in the number of shares of Company Common Stock reserved under the Restricted Stock Plan by 250,000 shares, and the shareholders are being asked to approve the same increase at the Annual Meeting. As of July 31, 1995, 127,210 shares of Common Stock (excluding the 250,000 shares now proposed for shareholder approval) were available for future grants under the Restricted Stock Plan. The Board believes that the adoption of this proposal is in the best interests of the Company for the reasons discussed below.

    The Company seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve the Company's profitability. The Company believes that the Restricted Stock Plan plays an important role in achieving these objectives. The Company's primary incentive program is through equity compensation; the Company does not use any material form of cash bonus or cash incentive plan, other than profit sharing, for management or key engineering contributors, nor any form of cash incentive plan for other employees. This practice is fairly unique among the Company's competitors; most choose some form of cash bonus or cash/equity compensation mix. However, the Company believes that equity-based incentive programs for all employees help ensure a tight link between the interests of the shareholders and the interests of our employees, and enhance our ability to continue recruiting and retaining top talent. Management believes that the continued operation of the Restricted Stock Plan necessitates an increase in the share reserve under the Restricted Stock Plan.

SUMMARY OF PROVISIONS OF THE RESTRICTED STOCK PLAN

    The following summary of the Restricted Stock Plan is qualified in its entirety by the specific language of the Restricted Stock Plan. Copies of the Restricted Stock Plan are available to any shareholder upon request addressed to Mark D. Michael, Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, California 95052-8145.

    ADMINISTRATION AND SHARE RESERVE. The Restricted Stock Plan is administered by the Board or a committee of the Board. At present, a maximum of 200,000 shares of the Company's Common Stock may be issued under the Restricted Stock Plan ("Plan Shares") and, as of July 31, 1995, 72,790 Plan Shares have been issued under the Restricted Stock Plan. This proposal seeks shareholder approval to increase the number of Plan Shares reserved for issuance to 450,000 shares.

    ELIGIBILITY. Key employees of the Company and its present subsidiaries and future parent, subsidiary and successor corporations (including officers and directors who are also employees) are eligible to participate in the plan. As of May 31, 1995, approximately 13 employees had received stock grants under the Restricted Stock Plan. All employees are eligible to participate in the Restricted Stock Plan.

    GRANT OF PLAN SHARES. The Board, in its sole discretion, will determine which individuals will have the right to acquire Plan Shares ("Participants") and the number of shares a Participant may receive. Plan Shares are granted at no cost to the Participant and are issued on the effective date of a stock grant agreement executed by the Company and the Participant. The Board has the authority, subject to the provisions of the Restricted Stock Plan, to vary the terms of the standard form of stock grant agreement. Each Participant is required to make adequate provision for foreign, federal and state tax withholding obligations, if any, of the Company arising upon the transfer of Plan Shares to the Participant or subsequent events triggering a tax liability for the Participant.

    VESTING. The standard form of stock grant agreement provides that Plan Shares generally vest in four equal annual installments commencing one year after the date of grant. In the event a Participant's employment with the Company is terminated for any reason or if the Participant attempts to dispose of any unvested Plan Shares, the Company will automatically reacquire at no cost all such shares which are not vested. To insure that the Plan Shares subject to the Company's reacquisition right will be available for reacquisition, the Company may require Participants to deposit such shares with an escrow agent designated by the Company. The Company will bear the expenses of the escrow.

    CHANGE OF CONTROL. In the event of any merger, reorganization, or sale of substantially all of the Company's assets, in which there is a change of control of the Company, the Board, in its sole discretion, will either (a) provide that all Plan Shares shall become fully vested on the date of the change of control, or (b) arrange with any successor corporation to assume the outstanding stock grant agreements and substitute its own stock for the Plan Shares held by the Participants.

    AMENDMENT OR TERMINATION. The Board may terminate or amend the Restricted Stock Plan at any time. However, the rights of a Participant with respect to Plan Shares granted prior to any such action by the Board may not be impaired without such Participant's consent. Unless extended by the Board, the Restricted Stock Plan will terminate on July 9, 2001.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote.

    The Board believes that the proposed amendment to the Restricted Stock Plan is in the best interest of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE SHARE RESERVE UNDER THE 3COM CORPORATION RESTRICTED STOCK PLAN BY 250,000 SHARES.

            PROPOSAL TO RATIFY AND APPROVE ADMINISTRATIVE AMENDMENTS
               REGARDING THE NUMBER OF SHARES SUBJECT TO OPTIONS
                  GRANTED UNDER THE DIRECTOR STOCK OPTION PLAN

    The Board has approved administrative amendments to the provisions of the Company's Director Stock Option Plan ("the Director Plan"), which amendments (1) reflect the 2 for 1 split of the Company's Common Stock which was effective in August 1994, and revise the Director Plan document to indicate that the maximum number of shares of Common Stock which may be subject to the options automatically granted for service on the Board of Directors is 30,000 shares (40,000 shares for any outside director serving as the Chairman of the Board), and for service on the Audit Committee or Compensation Committee is 12,000 shares (with such maximum amounts subject to further proportionate adjustment in the event of stock dividends, subdivisions or combinations of the Company's Common Stock), (2) clarify that the number of shares of Common Stock that will be subject to the options automatically granted from time to time will be established in guidelines adopted by the committee administering the Director Plan, subject to the maximum amounts provided above, and (3) expressly permit a director's status as "lead director" (as distinct from Chairman of the Board) to serve as a category eligible for an option for a different number shares from the standard grant. This proposal seeks shareholder ratification and approval of these amendments at the Annual Meeting.

    Management believes that the adoption of this proposal is in the best interests of the Company since it clarifies the manner of operation of the Director Plan. The Director Plan enables the Company to attract and retain qualified persons to serve as outside directors by offering them the opportunity to acquire an equity interest in the Company. Management believes this opportunity is particularly important since the Company's outside directors otherwise receive only minimal compensation for their services to the Company. In addition, management believes that the terms on which this opportunity is provided to outside directors will help ensure that the size of the option grants to outside directors is consistent with the Company's other compensation policies and will further align the interests of the outside directors and the shareholders.

SUMMARY OF PROVISIONS OF THE DIRECTOR PLAN

    The summary of the Director Plan included in this Proxy Statement, which reflects the proposed amendments discussed above, is qualified in its entirety by the specific language of the Director Plan, as amended. Copies of the Director Plan are available to any shareholder upon request addressed to Mark D. Michael, Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

    ADMINISTRATION AND SHARE RESERVE. The Director Plan is administered by a committee of the Board consisting of those directors who are employees of the Company (the "Committee"). All options granted under the Director Plan are "nonqualified stock options." Eligible participants are limited to the directors who are not employees of the Company. A total of 1,000,000 shares of Common Stock have been reserved for issuance under the Director Plan, subject to proportionate adjustment in the event of subdivisions or combinations of the Company's Common Stock, and 916,000 shares have been issued pursuant to the Director Plan as of July 31, 1995.

    OPTION GRANTS. Each outside director is automatically granted an option to purchase shares of the Company's Common Stock at the first Board meeting following the date upon which he or she first becomes eligible in an amount established under the guidelines then in effect as adopted by the Committee. The maximum number of shares that may be subject to each such option is 30,000 shares, except that if the eligible director is the Chairman of the Board, then the maximum is 40,000 shares. Each eligible member of the Audit or Compensation Committees is automatically granted an additional option to purchase shares of Common Stock at the first Board meeting occurring on or after the date such member first joins either committee; the maximum number of shares that may be subject to each option for committee service is 12,000 shares. The maximum number of shares that may be subject to options granted under the Director Plan, the numbers of shares to be granted within those maximum limits under the Committee's guidelines in effect from time to time, and the number of shares subject to outstanding options (and the exercise price of such options), are all subject to proportionate adjustment in the event of stock dividends, subdivisions or combinations of the Company's Common Stock. From time to time, but not more than once every six months, the Committee may establish guidelines to specify the number of shares to be subject to each automatically adopted option (subject to the maximum limits set forth above), which guidelines are intended to be in accordance with the Company's other compensation policies. On each grant date, the number of shares subject to each option granted for service on the Board of Directors or the Audit or
Compensation Committee, as the case may be, may not vary among outside directors, except that an outside director who is the Chairman of the Board or who is designated as the "lead" outside director may be granted an option for more shares than the other outside directors. During the fiscal year ended May 31, 1995, the guidelines established standard option grant amounts as 20,000 shares for service as an outside director and 12,000 shares for committee service. For the fiscal year ending May 31, 1996, the guidelines establish the standard option grant amounts as 15,000 shares for service as an outside director (increased to 18,000 shares for the "lead" director) and 9,000 shares for committee service.

    TERMS AND CONDITIONS OF OPTIONS. Options granted under the Director Plan have a per share exercise price equal to the fair market value of a share of the Company's Common Stock on the date of the option grant. Options are immediately exercisable, and vest in twenty-four equal monthly increments, so long as the optionee continues to serve on the Board or the committee. No option is exercisable beyond five years from the date of grant. Options may be exercised by payment of the option price (a) in cash or check, (b) by tender of shares of the Company's Common Stock having a fair market value equal to the option price or (c) by delivery of a promissory note payable to the Company. During the lifetime of the optionee, the option may only be exercised by the optionee. In the event of the death of the optionee, to the extent the option has not yet been exercised, the optionee's estate or any person who has acquired the right to exercise the option by bequest or inheritance may exercise the option at any time within six months following the date of death. Following the vesting in full of an option previously received, an additional option to purchase shares of the Company's Common Stock is automatically granted to each eligible participant in accordance with the option grant provisions described above.

    COMPANY REPURCHASE RIGHT. Unless otherwise provided by the Committee, unvested shares of the Company's Common Stock purchased pursuant to the exercise of an option granted under the Director Plan may be repurchased by the Company at the initial purchase price of such unvested shares upon termination of the optionee's service as a director of the Company for any reason other than death.

    AMENDMENT OR TERMINATION. The Board or the Committee generally has the power to amend, suspend or terminate the Director Plan at any time and to amend individual options with the approval of the affected optionee to the extent permitted by governing law, but without the approval of the Company's shareholders, the Board may not amend the Director Plan to increase the number of shares which may be issued thereunder or expand the class of persons eligible to receive options.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTOR PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Director Plan, and does not attempt to describe all possible federal or other tax consequences of such participation. The tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the disposition of any shares of Common Stock acquired pursuant to the Director Plan.

    An optionee will recognize no taxable income at the time a nonqualified stock option is granted under the Director Plan. The optionee will recognize ordinary income on the determination date (as defined below) in an amount equal to the excess of the fair market value on the determination date of the shares acquired over the option exercise price. The determination date will be the later of (a) the date on which the nonqualified stock option is exercised (with respect to the shares acquired), (b) the date on which the shares acquired vest, or (c) the date on which the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (generally, six months after the date of grant). Notwithstanding the foregoing, if the determination date is after the exercise date, the optionee may elect pursuant to Section 83(b) of the Code to have the determination date be the exercise date by filing an election with the Internal Revenue Service not later than thirty days after the date the option is exercised.

    In general, upon the sale or exchange of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the amount realized upon such disposition and the fair market value of the shares on the determination date, will be taxed as a capital gain or loss. Such gain or loss will be long-term if the optionee holds the shares for more than twelve months after the determination date and short-term if the optionee holds the shares for twelve months or less after the determination date. There are no federal income tax consequences to the Company upon the grant of a nonqualified stock option. The Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified stock option.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote.

    The Board believes that the proposed amendment to the Director Plan is in the best interests of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO RATIFY AND APPROVE THE ADMINISTRATIVE AMENDMENTS TO THE DIRECTOR PLAN REGARDING THE NUMBER OF SHARES SUBJECT TO OPTIONS GRANTED UNDER THE DIRECTOR PLAN.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has selected Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending May 31, 1996. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal year 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

    In the event ratification by the shareholders of the appointment of Deloitte & Touche LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

    In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote. THE BOARD OF

DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1996.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than April 24, 1996, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          MARK D. MICHAEL
                                          SECRETARY

August 22, 1995

                              3COM CORPORATION
                     THIS PROXY IS SOLICITED ON BEHALF OF
                          THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eric A. Benhamou and Mark D. Michael, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Santa Clara, California 95052-8145 on Thursday, September 28, 1995 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 22, 1995, and a copy of the Company's 1995 Annual Report to Shareholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE SHAREHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS, FOR SUCH NOMINEES AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

       Please mark
/X/    votes as in this
       example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. ELECTION OF FOUR CLASS I
   DIRECTORS TO SERVE A TWO-
   YEAR TERM EXPIRING IN 1997


Nominees:  David W. Dorman, Jean-Louis               2. To approve an increase in the     FOR   AGAINST   ABSTAIN
           Gassee, Stephen C. Johnson,                   share reserve under the           / /     / /       / /
           William F. Zuendt                            Company's 1984 Employee Stock
                                                        Purchase Plan by 3,000,000
                                                        shares.


           FOR      WITHHELD                         3. To approve an increase in the     FOR   AGAINST   ABSTAIN
           / /         / /                              share reserve under the           / /     / /       / /
                                                        Company's Restricted Stock
                                                        Plan by 250,000 shares.


                                                     4. To approve administrative         FOR   AGAINST   ABSTAIN
                                                        amendments to the Director Stock  / /     / /       / /
                                                        Option Plan with respect to the
                                                        number of shares subject to
                                                        automatic option grant.


                                                     5. To ratify the appointment of      FOR   AGAINST   ABSTAIN
                                                        Deloitte & Touche LLP as          / /     / /       / /
                                                        independent public accountants
                                                        for the fiscal year ending
                                                        May 31, 1996.


/ / _______________________________________
    For all nominees except as noted above.

                                                     6. With discretionary authority, upon
                                                        such other matters as may
                                                        properly come before the meeting.


                                                     PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
                                                     PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or
names appear herein. Corporate or
partnership proxies should be signed in full         Signature:________________________________ Date:___________
corporate or partnership name by an
authorized person. Persons signing in a
fiduciary capacity should indicate their full
title in such capacity.                              Signature:________________________________ Date:___________
